Exhibit 21.1

Subsidiaries of Palm, Inc.

Palm Comércio de Aparelhos Eletrônicos Ltda. (Brazil)

Palm Europe Limited (UK)

Palm Italy S.r.l. (Italy)

palmOne France (France)

palmOne Germany GmbH (Germany)

Palm Global Operations Ltd. (Ireland)

Palm Asia Pacific Limited (Hong Kong)

palmOne Ireland Investment (Ireland)

Palm Latin America, Inc. (Delaware, U.S.)

palmOne Mexico S.A. de C.V. (Mexico)

Palm Benelux B.V. (Netherlands)

Palm Australasia Pty Limited (Australia)

Palm Canada Inc. (Canada)

Palm Singapore Pte. Ltd. (Singapore)

Palm Nordic AB (Sweden)

palmOne, K.K. (Japan)

Handspring International SARL (Switzerland)

Handspring International Ltd. (BVI)

Handspring Facility Company LLC (Delaware, U.S.)